Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the "Agreement"), entered into as of April 1, 2009, is by and between Beacon Power Corporation, a Delaware corporation (the "Company"), and James M. Spiezio (the "Executive")

WHEREAS, the Executive is an employee of the Company, and the Company desires to retain his services and he wishes to continue his employment by the Company;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.  Term.  The Company shall employ the Executive for a term commencing on the above date and continuing until March 31, 2010, unless renewed or terminated pursuant to Section 9.  The period of the Executive's employment hereunder is referred to as the "Employment Period."

Section 2.  Duties.  The Executive shall serve the Company as Vice President and Chief Financial Officer and shall have duties and responsibilities consistent with such position.  Such duties and responsibilities shall include, but not be limited to, overall financial management of the Company.  The Executive will report to the Chief Executive Officer of the Company.  The Executive will generally perform his services at the Company's principal offices, which are currently located in Tyngsboro, Massachusetts; provided, however, that the Executive may be required to travel from time to time in connection with Company business.

Section 3.  Full Time; Best Efforts.  During the Employment Period the Executive shall use his best efforts to promote the interests of the Company and shall devote his full business time and efforts to its business and affairs.  The Executive shall not engage in any business activity which could reasonably be expected to interfere with the performance of the Executive's duties, services and responsibilities hereunder.

Section 4.  Compensation.  The Executive shall be entitled to compensation as follows:

(a)           Base Salary.  During the Employment Period, the Executive will receive a salary at an annual gross rate of $210,813 (as the same may be adjusted from time to time, the "Base Salary"), which shall be payable in accordance with the Company’s regular payroll practices applicable to senior executive officers.  The Executive's Base Salary shall be reviewed by the Board of Directors of the Company (the "Board") at least annually and may be increased (but not decreased) in the Board's discretion, depending upon the performance of the Executive and of the Company.

(b)           Annual Bonus.  The Executive shall be eligible to receive an annual bonus based on the achievement of individual and Company performance objectives determined annually by the Compensation Committee of the Board in consultation with the Executive.  The amount of the annual bonus will be targeted at an amount equal to thirty-five percent (35%) of Base Salary per year.  The Executive and the Compensation Committee of the Board will set performance goals and targets for the annual bonus prior to March 31, 2008.  The Compensation Committee shall evaluate such performance goals and targets and such annual bonus, if any, shall be paid on March 1, 2009.

(c)           Long term incentive compensation.  Effective on the effective date of this Agreement, the Company has entered into a 2008 long term incentive compensation arrangement with Executive, consisting of a non-qualified stock option and restricted stock units.

(d)           Withholding. The Company may withhold from compensation payable to the Executive all applicable federal, state, and local withholding taxes as required by law.

Section 5.  Benefits.

(a)           Generally.  The Executive will be entitled to such fringe benefits as are generally available to the Company's executive officers, including group health and dental insurance coverage, group long and short-term disability insurance coverage, and 401(k) plan and stock plan participation.  He will also be entitled to a fringe benefit consisting of reimbursement of the cost to the Executive (above any applicable insurance coverage) of an executive physical every other year (not to exceed $1,000 for each such physical).  In the event that any insurance policy is paying disability benefits to Executive, and if the amount of the Executive's monthly base salary that would be paid in the absence of such disability is higher than the monthly insurance payments, then the Company shall pay Executive an amount per month equal to such excess, for so long as the Executive is employed with the Company.  No such difference shall be payable after the Executive's employment expires or is terminated.

(b)           Paid Vacation.

(i)  In addition to U.S. statutory holidays, the Executive will be entitled to 20 business days of paid vacation per calendar year, accruing at the rate of 1.66 days per month.  The number of unused vacation days that may be carried forward from one calendar year to the next shall be limited to up to ten days of the current calendar year’s unused accrual (less an equal amount of any unused PVA, defined below).   For any unused vacation accrual from the current calendar year that cannot be carried over into the next year, the Company shall pay the Executive a cash amount (based on the Executive's then current year's base salary) equal to such excess up to a maximum not to exceed ten vacation days.  Any such unused excess over ten vacation days from the current calendar year that was accrued shall be forfeited.

(ii)  Notwithstanding the foregoing, any paid vacation time that the Executive had accrued prior to January 1, 2009 (“Prior Vacation Accrual” or “PVA”) shall remain available for the Executive’s use, provided that the Compensation Committee, in its sole discretion, may elect from time to time to direct the Company to pay the Executive a cash amount (based on the Executive’s then current year’s base salary) equal to part or all of any such Prior Vacation Accrual.

(iii) Vacation time that is used by the Executive shall first be drawn from any unused accrual with respect to the current calendar year, and then (assuming the current year’s accrual has been used) then from any Prior Vacation Accrual.  The Executive shall coordinate with the Chair of the Company Compensation Committee if he wishes to use more than 20 vacation days in any calendar year.

(iv) Upon any termination of employment, the Company shall pay Executive a lump sum equal to any unused PVA, plus a lump sum equal to up to ten days of current year vacation accrual.   Any remaining accrued but unused or unpaid days shall be forfeited.

(v) The following table illustrates these principles as applied to Executive’s actual, unused PVA as of the date hereof and to his possible vacation day use during calendar 2009, assuming employment through December 21, 2009:

Executive’s	Current Accrual for	Examples of Conceivable Use During 2009		Ex. of	Ex. of 2009 Accrual That	Ex. of Possible Carried
Actual PVA At 1/1/09	2009 Cal. Yr	From PVA	From 2009 accrual	Req’d Paid to Exec.	Executive Forfeits	Forward to 2010
66.28 days	20 days	-	5 days	10 days	5 days	66.28 days
		-	10	10	-	66.28
		-	20	-	-	66.28
		10 days	20	-	-	56.28
		56.28	20	-	-	10
		66.28	20	-	-	-

(c)           Life Insurance.  The Company will provide the Executive with group term life insurance in an amount equal to no less than two times his Base Salary plus $1,000,000.

Section 6.  Expense Reimbursement.  The Executive will be entitled to reimbursement of all reasonable and necessary business expenses incurred by the Executive in the ordinary course of business on behalf of the Company, subject to presentation of appropriate documentation and compliance with policies established by the Board.

Section 7. Non-Disclosure and Assignment of Invention Agreement; Indemnification Agreement.  The parties acknowledge and agree that the Executive has executed and delivered to the Company the Company's standard form of Invention and Non-Disclosure Agreement and that the Company and the Executive have executed and delivered an Indemnification Agreement in form and substance satisfactory to both parties (the "Indemnification Agreement").

Section 8.  Non-Competition and Non-Solicitation Covenants.

(a)           Non-competition.  The Executive agrees that during the Employment Period and for the longer of (i) 12 months thereafter, and (ii) the period during which the Company is providing payment to the Executive under Section 9(c) of this Agreement, he will not own, manage, operate, control, be employed by, provide services as an independent contractor or consultant to, own any stock or other investment in or debt of, or otherwise be connected in any manner with the ownership, management, operation or control of, any business or enterprise that at the time of termination, competes with the Company or conducts business in a field in respect of which the Board is making plans to enter.

(b)           Non-solicitation.  The Executive agrees that during the Employment Period and for two year thereafter, he will not attempt to persuade or induce any employee of the Company to terminate his or her employment with the Company for any reason.

(c)           Acknowledgments by Executive.  The Executive acknowledges that the covenants set forth in this Section 8 are reasonable in scope and are no greater than is necessary to protect the Company's legitimate business interests.  The Executive further acknowledges that any breach by him of the covenants set forth in this Section 8 would irreparably injure the Company, and that money damages would not adequately compensate the Company for the injuries that it would suffer.  The parties accordingly agree that in the event of any breach or threatened breach by the Executive of any of the covenants set forth in this Section 8, the Company may obtain, from any court of competent jurisdiction, both preliminary and permanent injunctive relief in order to prevent the occurrence or continuation of such injuries, without being required to prove actual damages or post any bond or other security.  Nothing in this Agreement shall prohibit the Company from pursuing any other legal or equitable remedy that may be available to it in the event of the Executive's breach of any of the covenants set forth in this Agreement.

Section 9.  Termination.

(a)           Employment Termination.  The employment of the Executive pursuant to this Agreement shall terminate upon the occurrence of any of the following:

(i)  At the election of the Company, for Cause, immediately upon written notice by the Company to the Executive.  For purposes of this Agreement, "Cause" shall be deemed to exist upon a reasonable good faith finding by the Board that the Executive has:

(1) committed an act constituting fraud, embezzlement or other felony, determined in the reasonable opinion of the Board acting in its sole discretion, or

(2) materially breached his obligations under this Agreement or the Inventions and Nondisclosure Agreement, and failed to cure same within 30 days after written notice thereof is given to him by the Company, or

(3) materially breached the Company's material policies, including but not limited to the Company's policies regarding insider trading and sexual harassment, or

(4) engaged in willful misconduct and failed to cure same within 30 days after written notice thereof is given to him by the Company.

(ii)  At the election of the Company, without Cause, upon at least 90 days written notice by the Company to the Executive.

(iii)  The death of the Executive, or (in the discretion of the Company) the Disability of the Executive.  For purposes of this Agreement, "Disability" shall be considered to exist:

(1) if the Executive fails to perform his normal duties for at least 60 days (not counting days taken for vacation), whether or not consecutive, during any 180-day period, or

(2) if the Executive's insurance company has confirmed that any disability insurance benefits are going to be paid by reason of Executive's incapacitation, or

(3) if the Board, acting in its sole discretion but after reasonable consultation with Executive, concludes that the Executive suffers from a degree of physical or mental incapacitation as a result of illness or accident which makes it reasonably unlikely that the Executive will be able to perform his normal duties for a period of 60 days.  In reaching this conclusion, the Board may consult third parties, including, but not limited to, other employees, physicians, psychiatrists, and counselors.

(iv)  At the election of the Executive, for any reason, upon at least 90 days prior written notice to the Company.

(v)  At the election of the Executive for Good Reason, provided that the Executive shall have given written notice to the Company within 30 days after he becomes aware of the occurrence of any event of Good Reason specifying such event, and such event shall be continued for a period of 30 days following such notice.  For purposes of this Agreement, "Good Reason" means any of the following events:

(1) a material diminution in the duties, responsibilities, position or job title of the Executive without the Executive's written consent.  For example, it will be considered such a diminution if in the event of a business combination involving the Company by means of a reorganization, merger, consolidation, recapitalization, or asset sale (other than one described below in subparagraph 4), the Executive remains as Vice President and CFO of the Company itself but is not appointed as the Vice President and CFO of the other party to such combination by the 180th day after closing (or, the Executive and the Company have not reached some other, mutually acceptable arrangement by then).

(2) a material breach by the Company of its obligations under this Agreement or the Indemnification Agreement, or

(3) a change in the primary location where the Executive is expected to perform his services hereunder to a location that is more than 50 miles away from Tyngsboro, Massachusetts, or

(4) a Sale of the Business (as defined below)  For purposes of this Agreement, a "Sale of the Business" means (A) the acquisition by a person, group, or party of 50% or more of the outstanding capital stock of the Company in a single transaction or series of contractually related transactions, (B) a change of a majority of the members of the Board (other than by resignation or by any replacement of such resigned Board member(s)) when the change of the various directors occurs at substantially the same time, without the approval or consent of the members of the Board before such change, (C) the acquisition of the Company by means of a reorganization, merger, consolidation, recapitalization, or asset sale, unless the owners of the capital stock of the Company before such transaction own immediately after such transaction more than 50% of the capital stock of the acquiring or succeeding entity in substantially the same proportions (without giving effect to any funds that may be newly invested in the Company or such acquiring or succeeding entity at about the same time), or (D) the approval of a liquidation or dissolution of the Company.

(b)  Effect of Termination.

(i)  Termination Pursuant to Section 9(a)(i) relating to termination for cause or Section 9(a)(iv) relating to termination at the election of Executive for any reason.  In the event the Executive's employment is terminated pursuant to Section 9(a)(i) or Section 9(a)(iv), the Company shall pay to the Executive his accrued Base Salary through the last date of his employment hereunder (the "Termination Date") and shall continue to provide to the Executive the benefits described in Section 5 (the "Benefits") through the Termination Date, but shall have no further responsibility for any compensation or benefits to the Executive for any time period subsequent to the Termination Date.

(ii)  Termination pursuant to Section 9(a)(ii) relating to termination without cause.  In the event the Executive's employment is terminated pursuant to Section 9(a)(ii), the Company shall:

(1) Pay to the Executive a cash amount equal to his then monthly Base Salary multiplied by twelve.

(2) Continue to provide the benefits described in Sections 5(a) and 5(c) to the Executive until the first anniversary of the Termination Date.

(3) Within five business days after the Termination Date, pay the Executive an amount equal to his bonus which was paid (or which has been determined but not yet paid) with respect to the prior fiscal year multiplied by a fraction, the numerator of which is the number of full fiscal months that have elapsed in the then current fiscal year prior to the Termination Date, and the denominator of which is 12.  In no event shall payment under this Section 9(b)(ii)(3) exceed 80% of the Executive's base salary for the prior year.  If the bonus with respect to the prior fiscal year has not yet been determined by the date that the parties must calculate the amount to be paid under this paragraph, then the parties shall calculate this portion of the severance by reference to the bonus paid with respect to the year next preceding the prior fiscal year.

           (iii)  Termination pursuant to Section 9(a)(v) relating to termination at the election of Executive for Good Reason.  In the event the Executive's employment is terminated pursuant to Section 9(a)(v), the Company shall:

(1) Pay to the Executive a cash amount equal to his then monthly Base Salary multiplied by twelve.

(2) Continue to provide the benefits described in Sections 5(a) and 5(c) to the Executive until the first anniversary of the Termination Date.

(3) Within five business days after the Termination Date, pay the Executive an amount equal to his bonus which was paid (or which has been determined but not yet paid) with respect to the prior fiscal year multiplied by a fraction, the numerator of which is the number of full fiscal months that have elapsed in the then current fiscal year prior to the Termination Date, and the denominator of which is 12.  In no event, shall payment under this Section 9(b)(iii)(3) exceed 80% of the Executive's base salary for the prior year.  If the bonus with respect to the prior fiscal year has not yet been determined by the date that the parties must calculate the amount to be paid under this paragraph, then the parties shall calculate this portion of the severance by reference to the bonus paid with respect to the year next preceding the prior fiscal year.

           (iv)  Termination pursuant to Section 9(a)(iii) relating to the death or disability of the Executive.  In the event the Executive's employment is terminated pursuant to Section 9(a)(iii), the Company shall:

(1) Continue to pay to Executive or his estate, as the case may be, an amount equal to his then current Base Salary for the three-month period following the Termination Date.

(2) Continue for the 12-month period following the Termination Date all health and dental insurance benefits the Executive was entitled to at the Termination Date.

(v)  Golden Parachute Payment Excise Tax Protection.  In the event that the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), (or any successor penalty or excise tax subsequently imposed by law) applies to any payments or benefits specifically paid or conferred only under this Agreement (which shall not include any payments or benefits paid or conferred under the long-term incentive compensation arrangement or the performance based long-term incentive compensation arrangement referenced in Section 4(c)) (the “Excise Tax”), an additional amount shall be paid by the Company to the Executive equal to the amount of such Excise Tax (the “Gross Up Payment”); provided, however in no event shall the aggregate amount payable by the Company to Executive for any excise tax imposed by Section 4999 of the Code pursuant to this Agreement and all other agreements between the Company and Executive exceed $250,000.  Any such Gross Up Payment shall be made to the Executive as soon as practicable, but in no event later than the close of the calendar year following the calendar in which the Excise Tax is remitted to the applicable taxing authority.  The Company and its advisers shall make the determination of the amount of the Gross Up Payment.  To the extent that the amount of such Gross Up Payment exceeds the amount of Excise Tax actually paid by Executive, Executive shall promptly pay to the Company such excess amount.

(c)           Continuation/Nonrenewal.  Unless this Agreement has been otherwise terminated before the end of the scheduled Employment Period as described in Section 1, the Company and the Executive agree to discuss in good faith the possible continuation of the Executive’s employment, commencing six months prior to such date.  If the Company fails to offer the Executive a new employment agreement, with at least equivalent material terms to this Agreement, by such date and in fact the Executive ceases to be an employee of the Company (other than for Cause) following such date the Company shall pay the Executive a monthly amount for twelve months equal to his last prevailing monthly Base Salary, plus one-twelfth of the Executive’s bonus for the most recent fiscal year of the Company, in accordance with the Company’s regular payroll practices, less applicable withholdings required by law.  If the bonus with respect to the most recent fiscal year has not yet been determined by the date that the parties must calculate the amount to be paid under this paragraph with respect to bonus, then the parties shall calculate this portion of the severance by reference to the bonus paid with respect to the year next preceding such most recent fiscal year.

Section 10.  No Conflicting Agreements.  The Executive represents and warrants to the Company that he is not a party to or bound by any confidentiality, non-competition, non-solicitation or other agreement or restriction that could conflict with or be violated by the performance of his duties for the Company.

Section 11.  No Disparagement.  Each party agrees that at all times following the termination of the Executive's employment hereunder, such party shall not make or cause to be made, directly or indirectly, any statements to any third party that disparage or denigrate the other party or, in the case of the Company, any of its current or former directors, officers or employees, unless required by law.

Section 12.  Enforceability, etc.  This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement.  If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

Section 13.  Notices.  Any notice or other communication given pursuant to this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier or express mail, or mailed by first class certified or registered mail, postage prepaid, return receipt requested as follows:

(a) If to the Executive: James M. Spiezio	(b) If to the Company: Beacon Power Corporation 65 Middlesex Road Tyngsboro, MA 01879 Attn: Compensation Committee and Chief Executive Officer
or to such other address as a party shall have designated by notice to the other party.

Section 14.  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

Section 15.  Amendments and Waivers.  No amendment or waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such amendment or waiver is sought unless it is made in writing and signed by or on behalf of such party.  The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate and be construed as a waiver or a continuing waiver by that party of the same or any subsequent breach of any provision of this Agreement by the other party.  To the extent that the final regulations under Section 409A of the Code require modifications to this Agreement in order to avoid that section’s penalty tax, the parties agree to discuss amending this Agreement accordingly.  Notwithstanding the foregoing, to the extent the Company reasonably determines that any portion of the payments or benefits payable under this Agreement is subject to Section 409A of the Code, such portion of payments or benefits payable shall (i) to the extent required by Section 409A of the Code, be delayed for six months from the Termination Date or (ii) to the extent permitted under subsequent guidance from the Internal Revenue Service, be otherwise made to comply with such Section 409A requirements, provided, however, that any such action under this subsection (ii) that is more detrimental to Executive than that in subsection (i) shall only be made with Executive’s consent. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Executive shall not be considered to have terminated employment with the Company for purposes of the Agreement and no payments shall be due under the Agreement which are payable upon termination of employment until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

Section 16.  Binding Effect.  This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns, except that it may not be assigned by the Company without the Executive's consent, provided that the Company may assign this Agreement to an entity that acquires substantially all of the Company's assets by means of an asset sale, merger or otherwise, provided further that such entity shall agree in writing to assume and be bound by this Agreement.  This Agreement is personal to the Executive and is not assignable by him.

Section 17.  Entire Agreement.  This Agreement constitutes the final and entire agreement of the parties with respect to the matters covered hereby and replaces and supersedes all other agreements and understandings relating hereto, other than the RSU (restricted stock unit) and option agreements already in place.

Section 18.  Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

Section 19.  Survivability.  Sections 6-20 herein shall survive the termination of this Agreement.

Section 20.  Counterparts.  This Agreement may be executed in any number of counterparts, and with counterpart signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument as of the date first above written.

EXECUTIVE	BEACON POWER CORPORATION

/s/ James M. Spiezio	By:	/s/ F. William Capp
James M. Spiezio	Name: F. William Capp

Title: President and Chief Executive Officer